UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2007
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
          On March 26, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved and we entered into Change in Control Agreements with each of our executive officers other than Dave Côté, our Chief Executive Officer, and David Yntema, our Chief Financial Officer, reflecting benefits that were initially approved by the Compensation Committee in July 2006. Pursuant to these Change in Control Agreements, if, within 12 months following a change in control of the Company, the executive officer is involuntarily terminated without cause or resigns for good reason, the officer will be entitled to the following benefits, provided that the officer executes a release of claims:
•	a lump sum cash severance payment equal to 18 months of base salary;

•	continuation of health insurance, life insurance and long-term disability benefits for 12 months following termination;

•	accelerated vesting in full of any outstanding stock option or other equity award that was granted with an exercise price equal to or greater than the fair market value of the underlying shares on the grant date; and

•	accelerated vesting of 50% of the then unvested portion of any outstanding restricted stock grants, restricted stock units, performance shares (other than performance share awards granted in January 2007, the terms of which are summarized in our Current Report on Form 8-K filed on January 30, 2007 and set forth in the form agreement attached as Exhibit 10.32 to our Annual Report on Form 10-K) or other outstanding equity award that does not have an exercise price or that was granted with an exercise price less than fair market value of the underlying shares on the grant date.
          The terms “change in control,” “cause” and “good reason” have the meanings set forth in the Change in Control Agreements.
          In addition to the foregoing benefits, each executive officer will continue to be indemnified to the fullest extent permitted by applicable law against liability arising out of his service as an officer and will be entitled to advancement of fees and expenses incurred to the fullest extent permitted by law. We or our successor will be required to continue coverage of the former executive officer under a policy of directors’ and officers’ liability insurance for six years.
          Pursuant to the Change in Control Agreements, each executive officer has agreed to continue to abide by the terms of our confidentiality and proprietary rights agreement and to non-solicitation of our employees and customers for 12 months following a termination of employment by us without cause or resignation for good reason within 12 months after a change in control. The Change in Control Agreements have a three year term that will automatically be extended if it would otherwise expire during the period between a public announcement of a definitive agreement for a change in control and the earlier of the termination of such definitive agreement or 12 months following the change in control. The extended term will then automatically expire upon the earlier of such termination or 12 months following the change in control.
          On March 26, 2007, the Compensation Committee also approved and we entered into a Severance and Change in Control Agreement with each of Messrs. Côté and Yntema, reflecting severance and change in control benefits that were initially approved by the Compensation Committee in July 2006. These Severance and Change in Control Agreements supersede the severance and change in control provisions contained in Mr. Côté’s employment agreement and Mr. Yntema’s employment offer letter. Pursuant to these Severance and Change in Control Agreements, if, within 12 months following our change in control, either Mr. Cote or Mr. Yntema is terminated without cause or resigns for good reason, he will be entitled to the same benefits to which other executives are entitled under the Change in Control Agreements in the same circumstances, provided he executes a release of claims against us, except that Mr. Côté will be entitled to a lump sum cash severance payment equal to 24 months of base salary, rather than 18 months.
          In addition, if either Mr. Cote or Mr. Yntema is terminated by us without cause other than within 12 months following a change in control, he will be entitled to the following benefits, provided that he executes a release of claims against us:
•	in the case of Mr. Côté, a lump sum cash severance payment equal to 12 months of his base salary; and

•	in the case of Mr. Yntema, a lump sum cash severance payment equal to nine months of his base salary.

          The Severance and Change in Control Agreements for Messrs. Côté and Yntema also contain the additional terms included in the Change in Control Agreements that are outlined above and utilize the same definitions of “change in control,” “cause” and “good reason.”
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 30, 2007

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary